EXHIBIT 2.5

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 31st day of December, 1998, by and between PROXYMED, INC., a Florida corporation. ("Company"), and JEFF K. CARPENTER residing at 8724 County Line Road, Sellersburg, Indiana 47172-9688 ("Employee").

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Employee at its wholly owned subsidiary Key Communications Service, Inc. ("KEY"), and Employee is willing to accept such employment.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. TERM. The term of this Agreement shall commence on January 1, 1999 (the "Effective Date"), and shall continue for three (3) years (hereafter, the "Term").

2.       POSITION; DUTIES; LOYALTY.

         a) POSITION. Employee will be employed by KEY with the title of President and Chief Executive Officer and shall render service to KEY as its employee pursuant to the terms, provisions and conditions hereinafter set forth.

         b) DUTIES. Employee shall be employed by KEY on a full-time, exclusive basis and shall not be required to relocate as a condition of continued employment. Employee shall perform such duties and have such authority and responsibilities customarily accompanying such position and as reasonably directed by his supervisor consistent with Employee's position.

         c) LOYALTY. Subject to Section 2.b), Employee shall devote the full working time required for his position and shall give his best efforts to the business of the Company and KEY and to the performance of the duties and obligations described in this Agreement. Employee shall not, directly or indirectly, alone, or as a partner, officer, director or shareholder of any other institution, be engaged in any other commercial activities whatsoever, or continue or assume any other corporate affiliations without the prior written consent of the Company, which consent maybe unreasonably withheld, except for
(a) passive investments; and (b) minimal time utilized for business activities that do not compete with the business of the Company or its subsidiaries.

3.       COMPENSATION AND EXPENSES.

         a) SALARY. In consideration for the services rendered by the Employee under this Agreement, Company shall pay the Employee a monthly base salary of $16,666.67 ("Base Salary") in accordance with the Company's customary payroll practices, plus a $500.00 per month car allowance, subject to federal and state taxes, if any.

         b) ADDITIONAL BONUS OPPORTUNITY. As a further incentive and inducement to the Employee to devote his best efforts to the business and affairs of the Company and Key, Employee shall be entitled to an annual bonus up to $40,000 that may be awarded from time to

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time at the discretion of the Chief Executive Officer, subject to approval of either the Compensation Committee or the Board of Directors of the Company.

         c) EXPENSES. Company shall promptly pay or reimburse the Employee for all reasonable business expenses, including professional fees and dues, actually incurred or paid by the Employee in the performance of his services hereunder in accordance with the policies and procedures of the Company for the reimbursement of business expenses, provided that Employee properly accounts therefor in accordance with the Company's policy.

         d) TAX WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due Employee hereunder any and all sums required for Federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

4.       BENEFITS.

         a) VACATION. Employee shall be entitled to three (3) weeks of vacation with pay in the first year of his employment, and thereafter, according to the Company's then current policies. Vacation not taken during a calendar year does not accrue unless approved in writing by the Company. Employee shall not be entitled to receive any additional compensation from the Company on account of his failure to take a vacation.

         b) PARTICIPATION IN BENEFIT PLANS. Employee shall be entitled to participate in whatever benefit plans, including health insurance, that are extended to all executives of the Company, on the same terms that such benefits are so extended. Employee shall be entitled to health insurance coverage, including family coverage at the Company's expense, beginning the first of the month following ninety (90) days from the commencement of employment, with the Company's insurance carrier (currently Prudential HMO). If Employee elects the Prudential Point-Of-Service option, any additional premium will be payable by Employee. The Company shall not be obligated to maintain any special or additional plans for Employee's benefit. Employee shall also be entitled to participate in benefit plans extended to other employees of the Company.

5.       TERMINATION.

         a) TERMINATION WITHOUT CAUSE; DEATH; DISABILITY. In the event of Employee's Disability (as defined herein), this Agreement may be terminated at the election of the Company. Upon termination for death or Disability, Employee or his/her beneficiary or estate or legal representative shall be entitled to receive the amounts payable under Section 5.c). For purposes of this Agreement, "Disability" is defined to mean the inability of Employee due to illness or physical or mental infirmity (as determined by a physician selected by Employee and acceptable to the Company) to perform his duties hereunder on a full-time basis for six consecutive months with reasonable accommodation by the Company. Employee shall, upon request of the Company, furnish information and assistance to the Company, and, in addition, upon reasonable request of the Company's Board of Directors or its designees, shall make himself available to undertake reasonable assignments consistent with the dignity, importance and scope of his position and his physical and mental health.

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         b) TERMINATION FOR CAUSE. The Company may terminate Employee's employment hereunder for "cause", effective immediately upon giving written notice thereof. For purposes of this Agreement, the term "cause" shall be limited to (i) non-appealable conviction of a felony or of any crime involving fraud or misrepresentation that adversely affects the Company's reputation; (ii) the continued willful failure by Employee to substantially perform his duties to the Company after receipt of written notice from the Company specifying any action or inaction by Employee which is reasonably deemed by the Company to constitute a failure to perform his duties hereunder with suggestions, where feasible, as to how Employee may remedy such failure, and Employee has failed to correct the unsatisfactory performance within thirty (30) days of such notice;
(iii) Employee's gross negligence or willful misconduct which is materially injurious to the Company, monetarily or otherwise; (iv) excessive use of alcohol or illegal drugs interfering with the performance of Employee's duties and the continuance thereof after written warning; and (v) any material breach by Employee of a material obligation under this Agreement with written notice thereof and an appropriate period to cure such breach if such breach is curable. For purposes of this section, no act or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding any term or provision of this Agreement to the contrary, termination shall not be considered for cause if the termination resulted from bad judgment or mere negligence on the part of Employee or an act or omission which Employee believed in good faith to have been in the interests of the Company or not opposed to such interests. If at any time the Company shall determine that Employee has engaged in one or more activities constituting "cause" for termination hereunder, Employee's employment may be terminated for cause. Company shall pay Employee his full Base Salary and benefits through the date of termination at the then current rate (including any applicable bonus and accrued vacation pay). Company shall then have no further obligations to Employee. Employee may give a written request to the Company within thirty (30) days after such termination requesting an opportunity to be heard by the Board of Directors of the Company. If Employee timely so requests such an opportunity to be heard, such opportunity shall be made available to Employee within thirty (30) days after such written request. If the Board of Directors determines in its reasonable judgment that there was not sufficient basis to terminate Employee for cause, Employee shall be reinstated with all back pay and benefits restored.

         c) PAYMENT UPON TERMINATION WITHOUT CAUSE. In the event of termination by the Company without cause, Employee shall execute a full and complete release of any and all claims relating to his employment and termination thereof against the Company in a form satisfactory to the Company, in which event Employee (or his estate) shall be entitled to separation pay equal to Employee's Base Salary payable in accordance with the Company's customary payroll practices. Employee (or his estate) shall be entitled to severance pay of (i) an amount equal to Employee's Base Salary on the date of termination for the remainder of the first eighteen (18) months or the term, if any, plus an additional period of nine (9) months commencing on the date of termination payable in accordance with the Company's customary payroll practices plus (ii) a pro rata portion of any bonus compensation which would have been paid to Employee under any bonus plan which is adopted by the Company's Compensation Committee or Board of Directors in such year if the Company and Employee had met the targeted goals to the date of termination, plus (iii) the continuation of all benefits including, without limitation, all insurance plans for the remainder of the first eighteen (18) months or the term, if any, plus an additional period of nine (9) months. A termination pursuant to Section 1 above wherein this Agreement shall expire without being renewed shall not be deemed to be a

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termination without cause under this Section or a termination for Good Reason under Section 5.e) or a termination without cause under this Section 5.c).

         d) RETURN OF COMPANY PROPERTY. Upon notice of termination by the Company or resignation by Employee, Employee shall immediately return to the Company all property of the Company in Employee's possession, including Confidential Information (as defined below). Employee acknowledges that the Company may withhold any compensation and benefits owed to Employee hereunder until all such property is returned.

         e) EMPLOYEE TERMINATION FOR GOOD REASON. Employee may terminate this Agreement for Good Reason by giving Company ninety (90) days' prior written notice. Good Reason means: a) the assignment of any duties inconsistent in any respect with Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities hereunder, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose as isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice from Employee;
b) any reduction of Employee's Base Salary or the failure by the Company to provide Employee with an incentive compensation program and health and the benefits hereunder no less favorable than the benefits Employee was entitled to hereunder; c) if Company's principal office is relocated in the future more than fifty (50) miles from New Albany, Indiana; d) a material breach of this Agreement by the Company; and e) failure on the part of any successor of the Company to assume the Company's obligations under this Agreement. In such event, Employee's termination shall be treated as a termination without cause and he shall be entitled to the payments enumerated in Section 5.c) above.

         f) MITIGATION. If Employee becomes entitled to compensation pursuant to
Section 5.c) or 5.e) above, and during that time period Employee accepts another position, the amount of any cash compensation paid or payable from any such employment shall be reported to the Company on a monthly basis and such amount shall be credited against amounts otherwise payable by the Company to Employee under Sections 5.c) or 5.e) above. Other than as provided in this Section 5.f), Employee shall have no duty to mitigate the amount of any payment provided for in this Agreement.

         g) ACCELERATION. If the Company defaults in the payment of any amounts owed hereunder to Employee following written notice by Employee and fails to cure such default within ten days from the date of such notice, Employee shall be entitled to accelerate the entire amount due hereunder. The Company shall have the opportunity to cure a monetary default one time after which time, if another default occurs, Employee shall be entitled to accelerate the entire amount due hereunder upon written notice by Employee without affording the Company an opportunity to cure.

6.       COVENANTS OF EMPLOYEE.

         a) Employee agrees that during the Term and for five (5) years following a termination of employment for any reason, he will not, directly or indirectly, engage, assist or participate in, whether as a director, officer, executive, agent, manager, consultant to vendors/sellers (but may consult to end users/purchasers), partner, owner or independent contractor or other participant, in any line of business which is the same as the Company or any

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of its subsidiaries are engaged in as of the termination of this Agreement without the written consent of the Company, which consent shall not be unreasonably withheld. Employee and Company agree that this clause is to protect the interests of the Company while at the same time allowing the Employee to pursue gainful employment with any other company Employee so chooses, so long as such Employee does not, within the relevant time period herein, engage in any line of business that directly competes with any line of business engaged in by the Company or any of its subsidiaries as of the date Employee terminates his employment with Company. Nothing contained herein shall prevent Employee from acquiring less than 1% of any class of securities of any company that competes with the Company that has any of its securities listed on a national securities exchange or traded in the over-the-counter market, provided Employee remains a passive investor.

         b) Employee agrees that during the Term and for five (5) years after the termination of employment for any reason, he will not, directly or indirectly, without the prior written consent of the Company, induce or solicit within the States of Indiana and Kentucky any person employed or hereafter employed by the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries or solicit, recruit, hire or attempt to solicit, recruit or hire any person employed by the Company. Further, Employee agrees that for a period of five (5) years after the termination of this Agreement, he will not, directly or indirectly, without the prior written consent of the Company, solicit for any business similar to that of the Company, divert away, take away, or attempt to take away any customer of the Company who was a customer which Employee had, alone or in conjunction with others, served during his employment with the Company.

         c) Employee agrees and acknowledges that he will disclose promptly to the Company every discovery, improvement and invention made, conceived or developed by Employee during the entire period of employment (whether or not during working hours) which discoveries, improvements or inventions are capable of use in any way in connection with the business of the Company. To the fullest extent permitted by law, all such discoveries, inventions and improvements will be deemed works made for hire. Employee grants and agrees to convey to Company or its nominee the entire right, title and interest, domestic and foreign, which he may have in such discoveries, improvements or inventions, or a lesser interest therein, at the option of Company. Employee further agrees to promptly, upon request, sign all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this section, whether or not Employee is still an employee of the Company at the time of such requests.

         d) Employee agrees and acknowledges that the Confidential Information of the Company and its subsidiaries (as hereinafter defined) is valuable, special and unique to its business, that such business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. Based on the foregoing, Employee agrees to undertake the following obligations with respect to such Confidential Information:

                  i) Employee agrees to keep any and all Confidential Information in trust for the use and benefit of the Company;

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                  ii)  Employee agrees that, except as required by Employee's duties or authorized in writing by the Company and its subsidiaries, he will not at any time during and for a period of ten (10) years after the termination of his employment with the Company and its subsidiaries, disclose, directly or indirectly, any Confidential Information of the Company or any of its subsidiaries. except as maybe required by applicable law or court order, in which case Employee shall promptly notify Company so as to allow it to seek a protective order if it so elects;

                  iii) Employee agrees to take all reasonable steps necessary, or reasonably requested by the Company or its subsidiaries, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company and its subsidiaries; and

                  iv) Employee agrees that, upon termination of his employment by the Company or any of its subsidiaries or at any other time the Company may in writing so request, he will promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in the possession of or under the control of Employee. Employee further agrees that, if requested by the Company to return any Confidential Information pursuant to this Subsection (iv), he will not make or retain any copy or extract from such materials.

                  For the purposes of this Section 6.d), "Confidential Information" means any and all information developed by or for the Company or any of its subsidiaries of which Employee gained knowledge by reason of his employment by the Company or any of its subsidiaries prior to the date hereof or during his employment that is not generally known in any industry in which the Company or its subsidiaries is or may become engaged, but does not apply to information which is generally known to the public or the trade, unless such knowledge results from an unauthorized disclosure by Employee. Confidential Information includes, but is not limited to, any and all information developed by or for the Company concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company, its subsidiaries, suppliers and customers with which the Company had dealt with prior to Employee's termination of employment with the Company and its subsidiaries, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets, proprietary information of any type owned by the Company and its subsidiaries, together with all written, graphic and other materials relating to all or any part of the same. The Company will receive all materials, including, software programs, source code, object code, specifications, documents, abstracts and summaries developed in connection with Employee's employment. Employee acknowledges that the programs and documentation developed in connection with Employee's employment with the Company shall be the exclusive property of the Company, and that the Company shall retain all right, title and interest in such materials, including without limitation patent and copyright interests. Nothing herein shall be construed as a license from the Company to make, use, sell or copy any inventions, ideas, trade secrets, trademarks, copyrightable works or other intellectual property of the Company during the term of this Agreement or subsequent to its termination.

                  Employee acknowledges that there is no general geographical restriction contained in this Section 6.d) because the Company's business is not confined to one geographical area and is national in scope. Notwithstanding the foregoing, if a court of competent jurisdiction were to determine that any of the foregoing covenants would be held to

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be unreasonable in time or distance or scope, the time or distance or scope may be reduced by appropriate order of the court to that deemed reasonable.

         e) INJUNCTIVE RELIEF.

            i) Employee acknowledges and agrees that the covenants and obligations contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of this Section will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Employee agrees that the Company shall be entitled (without having to post a bond or other surety) to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of the covenants and obligations set forth in this Section 6.

            ii) The Company's rights and remedies under this Section 6 are cumulative and are in addition to any other rights and remedies the Company may have pursuant to the specific provisions of this Agreement and at law or in equity.

7.       MISCELLANEOUS.

         a) ATTORNEY'S FEES. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, each party shall pay their own fees and expenses, including reasonable attorney's fees.

         b) SUCCESSORS AND ASSIGNS. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Employee without the written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Employee and the Employee's heirs and legal representatives, and the Company's successors and assigns.

         c) GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Florida, without regard to the application of principles of conflict of laws.

         d) NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement addressed to the Company at its then principal office, as notified to Employee, or to the Employee at his address specified on page 1 of this Agreement, or to either party hereto at such other address or addresses as he or it may from time to time specify for such purposes in a notice similarly given. All notices and communications shall be deemed to have been received on the date of delivery.

         e) MODIFICATION; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a duly authorized officer of the Company and is agreed to in a writing signed by the Employee and such officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other

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party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         f) COMPLETE UNDERSTANDING. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         g) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

         h) VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         i) SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument

         k) Section 6 shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

PROXYMED, INC.                              EMPLOYEE:

By:      /s/ BENNETT MARKS                  By:      /s/ JEFF K. CARPENTER
         --------------------------                  ------------------------
         SIGNATURE - Co-President                    JEFF K. CARPENTER

Print Name:    BENNETT MARKS

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